Exhibit 3.6

Certificate of Amendment

of the

Certificate of Incorporation

of

Vaccinex, Inc.

Vaccinex, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of the Corporation is Vaccinex, Inc.

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on April 6, 2001. A Certificate of Amendment to the Certificate of Incorporation was filed by the Department of State on May 14, 2001. A Restated Certificate of Incorporation was filed by the Department of State on November 21, 2002. A Certificate of Amendment of the Certificate of Incorporation was filed by the Department of State on August 31, 2007.

THIRD: The Certificate of Incorporation is hereby amended by striking the first sentence of Article V(a) in its entirety and inserting in lieu thereof the following:

“(a) Common Stock. The aggregate number of common shares (referred to in this Certificate as “Common Stock”) which the Corporation has the authority to issue is seventy-five million (75,000,000), $0.0001 par value per share.”

FOURTH: The Certificate of Incorporation is hereby further amended by striking the first sentence of Article V(b) in its entirety and inserting in lieu thereof the following:

“(b) Preferred Stock. The aggregate number of preferred shares (referred to in this Certificate as “Preferred Stock”) which the Corporation has the authority to issue is fifty million (50,000,000), $0.001 par value per share.”

FIFTH: This Amendment of the Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation, declaring its advisability, by unanimous written consent dated March 31, 2010, followed by the written consent of the holders of a majority of all of the outstanding stock entitled to vote thereon.

SIXTH: This Amendment of the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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In Witness Whereof, the undersigned authorized officer executes this Certificate on behalf of Vaccinex, Inc. this 31st day of March, 2010 and hereby affirms the truth of the statements contained herein under penalty of perjury.

Vaccinex, Inc.

By:	/s/ Maurice Zauderer
Maurice Zauderer, President